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                                                                  EXHIBIT 10.26

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               District of Columbia Medicaid Managed Care Program

                          Department of Human Services

                               Provider Agreement

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Name of Provider:    DC Chartered Health Plan Inc.

Address:             820 First Street, N.E., Suite LL100
                     Washington, D.C. 20002

This AGREEMENT made and entered into this 15 day of September 1994, by and between the Commission on Health Care Finance, D.C. Department of Human Services, hereinafter referred to as the "Department", and the above named Provider is, as stated above, hereinafter designated as the "provider."

WITNESSETH:

WHEREAS, persons receiving public assistance payments from the Department of Human Services and other persons eligible for care under the Medical Assistance Program operating under Title XIX of the Social Security Act, are in need of Medical Care;

WHEREAS, Section 1902(a)(27) of Title XIX of the Social Security Act requires states to enter into written agreement with every person or institution providing services under the State Plan for Medical Assistance (Title XIX);

WHEREAS, pursuant to Commission's Order 70-83 and PL-90-227 which makes the D.C. Department of Human Services the agency responsible for administering the Medical Assistance Program (Title XIX) in the District of Columbia, and authorizes the Department of Human Services to take all necessary steps for the proper and efficient administration of the District of Columbia Medical Assistance Program;

WHEREAS, to participate in the District of Columbia Medical Assistance Program, the provider must when applicable: (1) be licensed in jurisdiction where located; (2) be currently in compliance with standards for licensure in that jurisdiction; (3) in compliance with applicable Federal and District standards for participation in Title XIX of the Social Security Act;

WHEREAS, the prospective provider has filed an application with the Department to provide medical care in the form of services to persons eligible under the Title XIX Medical Assistance Program and said application is incorporated by reference into this Agreement and made a part hereof the same as if it were written herein and;

WHEREAS, the prospective provider has demonstrated to the satisfaction of the Department that it meets the financial requirements to serve as a provider and has the resources to provide services to Medicaid Managed Care recipients under the requirements of the program;


                                                             September 13, 1994
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WHEREAS, the prospective provider has expressed to the Department its interest in participating in the D.C. Medicaid Managed Care Program for AFDC and AFDC-related recipients, established pursuant to the authority set forth in the Medicaid Managed Care Act of 1992 as Amended, D.C. Law 9-247, D.C. Code,
Sec 1-359(d) and Mayor's Order No. 93-218;

NOW, THEREFORE, the parties intending to be legally bound hereby agree as follows:


                              TERMS AND CONDITIONS

ARTICLE 1

    GENERAL PROVIDER QUALIFICATIONS

    A. Each provider shall execute a Medicaid managed care provider agreement with the Department.

    B. Each provider shall admit or refer all AFDC and AFDC-related Medicaid recipients requiring hospital care only to a hospital located in the District unless:

         (1) Emergency care is required and a non-District hospital is the closest emergency facility to the recipient at the time of the emergency; or

         (2) The enrollee requires a specialized service not available in a hospital located in the District.

    C. Each provider shall maintain a staffed business office in the District.


ARTICLE 2

    SPECIFIC PROVIDER QUALIFICATIONS

    A. Providers shall enter into non-risk, other risk contracts or a combination of the two with the Department to provide a predefined set of services to AFDC and AFDC-related recipients for a fixed, prepaid, capitated fee.

    B. Providers shall meet the requirements of an HMO as defined in the State Plan of Medical Assistance.

    C. Each provider shall establish a Medicaid Advisory Committee, which shall meet at least quarterly to advise the provider on matters regarding service to AFDC and AFDC-related Medicaid enrollees. At least two (2) members of the Advisory Committee shall be AFDC and AFDC-related Medicaid recipients enrolled in the provider.






                                                             September 13, 1994
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ARTICLE 3

    FINANCIAL REQUIREMENTS - PROVIDERS

    A. Each provider shall ensure through its contracts, subcontracts, and any other appropriate manner that neither enrollees nor the District are held liable for debts of the provider in the event of the provider's insolvency.

    B. Each start up provider shall deposit into an escrow account, established and held in trust in a financial institution in the District for the sole purpose of holding such deposits, a surety bond, cash, securities, letters of credit, or an acceptable combination of these in an amount that shall be the greater of the following:

         (1) Five percent (5%) of its estimated expenditures for health care services rendered to Medicaid recipients in its first year of operation;

         (2) Twice its estimated average monthly uncovered expenditures for services rendered to Medicaid recipients in its first year of operation; or

         (3) One-hundred thousand dollars ($100,000).

    C. Each on-going provider shall deposit in an escrow account, established and held in trust in a financial institution in the District for the sole purpose of holding such deposits, a surety bond, cash, securities, letters of credit, or an acceptable combination of these in the following amounts:

         (1) In the first year of operation, a deposit equal to the greater of a sum equal to one (1) month's estimated expenditures or one-hundred thousand dollars ($100,000);

         (2) In the second year of operation, a deposit equal to two percent (2%) of its estimated annual expenditures; and

         (3) In the third and subsequent years of operation, a deposit equal to three percent (3%) of its annual expenditures for the year at issue.

    D. For the purposes of section C., the second and each subsequent year's estimate shall be based on the prior year's operating expenses and delivery arrangements.

    E. The Department may require a provider to update its insolvency deposits on a quarterly basis if the organization is experiencing rapid growth and may order suspension of new Medicaid enrollments until the appropriate deposit is certified to the Department. The provider may also request its deposit be updated quarterly if enrollment has declined.

    F. Except as specified in section G, all income from deposits shall belong to the depositing organization and shall be paid to the depositing organization as the income becomes available.

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    G.   If a provider defaults, the Department reserves the right to use the deposit to recover any capitation payments issued to the organization and to cover the cost of care for AFDC and AFDC-related Medicaid recipients enrolled in the provider's@plan until the AFDC and AFDC-related Medicaid recipients are assigned to another provider.

    H. All funds held in escrow shall be invested only in securities or other investments permitted by District laws that govern the investment of assets that constitute the legal reserves of life insurance.

    I. Unless otherwise provided in this article, each provider shall obtain, at its own expense, reinsurance in the form of individual stop loss protection, for those services for which the provider is at risk, as detailed in Addendum I.

    J. Any director, officer, employee, or partner of a provider who receives, collects, disburses, or invests funds in connection with the activities of the organization shall be responsible for the funds as a fiduciary of the provider.

    K. Each provider shall maintain in force a fidelity bond in an amount of not less than one-hundred thousand dollars ($100,000) per person for each officer and employee who has a fiduciary responsibility or duty to the organization.

    L. Each provider shall provide and maintain public liability and malpractice insurance, as applicable, in an amount sufficient to cover all claims that may arise out of the organization's operations under, the terms of the Medicaid provider agreement and shall provide proof of insurance coverage to the Department upon application to provide managed care services to AFDC and AFDC-related Medicaid recipients.
         If any carrier of public liability or malpractice insurance cancels a provider's insurance, the provider shall send written notice of the cancellation to the Department within 24 hours of having, received said notice.

    M. Each provider shall maintain unemployment compensation coverage and workers' compensation insurance in accordance with applicable federal and District law and regulations. If any carrier of unemployment or worker's compensation insurance cancels the provider's insurance, the provider shall send written notice of the cancellation to the Department within 24 hours of the insurer's notice to the provider of its intent to cancel.

    N. If a provider's liability, malpractice, worker's compensation or unemployment compensation insurance is canceled or lapses, the Organization shall cease to provide any services to AFDC and AFDC-related Medicaid recipients until the insurance is reinstated or comparable insurance is purchased. The Department shall not pay any provider for any services provided to an AFDC or AFDC-related Medicaid recipients while the organization operated without insurance. If the Department does make a payment for services rendered while the provider operated without insurance, the organization shall reimburse the Department for the payments. The Department reserves the right to adjust any future payments to the provider or its successors to recover any payments made while the provider operated without

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         insurance.  The Department may also use the provider's deposit to obtain coverage for AFDC and AFDC-related recipients while the provider is operating without the required insurance.

    O. Providers operated by the District government are exempt from the financial and insurance requirements in this agreement.


ARTICLE 4

    REQUIRED INFORMATION

    A. Each provider shall submit the following to the Department with its application for a Medicaid Managed Care provider agreement:

         (1) A copy of the basic organizational documents of the prepaid, capitated provider, including an organizational chart and current articles of incorporation;

         (2) A copy of the by-laws or any other documents that regulate the conduct of the internal affairs of the prepaid, capitated provider;

         (3) A description of the organization's ownership structure and a list of major owners, including stockholders who own or control five percent (5%) or more outstanding shares;

         (4) A list of board members and each member's business affiliations, interests in, and ownership of, other health care providers or related services or providers;

         (5) A statement of the prepaid, capitated provider's policies and procedures governing payment of claims to health care providers;

         (6) A statement of the prepaid, capitated provider's policies and procedures governing the distribution of revenues to owners (distribution of revenues may include bonuses, dividends, stock options, and other incentives);

         (7) A list of the name, address and specialty of each physician who participates in the prepaid, capitated provider's plan and a copy of their licenses and evidence of the board certification of each physician who participates in the plan;

         (8) A roster of key personnel, the qualifications of each person in a key position and a copy of the position description for each key position;

         (9) A written description of the prepaid, capitated provider's credentialing procedures;

         (10) The number of clinical, administrative and marketing employees who will provide services to Medicaid recipients;

         (11) The form of evidence of coverage to be issued to enrollees;


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         (12) For on-going prepaid, capitated providers, financial statements that show the prepaid, capitated provider's assets, liabilities, and sources of financial support, including the most recent audited financial statement;

         (13) For new, prepaid, capitated providers, pro forma operating statements and balance sheets and written documentation of sources of working capital, other sources of funding, and documentation that the organization has ready access to these funds;

         (14) A written description of the proposed marketing plan;

         (15) A written description of the medical record and statistical reporting systems;

         (16) A copy of the proposed enrollee grievance process;

         (17) A statement on the prepaid, capitated provider's background and experience in serving low-income, diversified population groups in the District or similar populations in other states;

         (18) A copy of the prepaid, capitated provider's proposed plan for handling, out-of-plan and out-of-area emergency coverage;

         (19) A list of all companies in which the prepaid, capitated provider or its officers have a financial interest;

         (20) A copy of any agreement with any hospital located in the District and a copy of the inpatient care admission policies, which shall ensure that each of the organization's AFDC and AFDC-related Medicaid enrollees shall receive hospital inpatient care in a hospital located in the District;

         (21) A list of subcontractors that will provide services to AFDC and AFDC-related Medicaid recipients and a copy of each subcontract;

         (22) The address of each site at which services will be provided to AFDC and AFDC-related Medicaid recipients;

         (23) A description of the procedures and programs that ensure the availability and accessibility of urgent and emergency services on a twenty-four (24) hour, seven (7) day per week basis;

         (24) A copy of the prepaid, capitated provider's plan to ensure that the services provided are effective and of a consistently high quality; and

         (25) A written description of the enrollment process.

    B. Each provider shall provide to the Department written notice of the termination of any agreement between the provider and a hospital to provide inpatient care, or any other significant change in the agreement between the provider and the hospital, not less than thirty
         (30) calendar days prior to the effective date of the change.


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    C.   Each provider shall notify the Department, in writing, within thirty
         (30) days of any material modification of the information in section 2304.1 of the regulations implementing the Medicaid Managed Care Program.

    D. Each provider shall make available to the Department for inspection and copying, copies of all standards, protocols, manuals, and other documents used to arrive at decisions on the provision of care to AFDC and AFDC-related Medicaid recipients.

    E. Each provider shall provide to the Department at the beginning of each quarter, a list of the names and qualifications of each physician enrolled or disenrolled as a part of the plan's network or panel during, the previous quarter.

    F. Except as noted in section E, each provider shall notify the Department, in writing, within thirty (30) days of any material change in the information required in Section 2304.


ARTICLE 5

    MARKETING

    A. Each provider shall submit to the Department for its prior written approval all marketing plans, procedures, and materials including the following:

         (1)  Marketing, policies and manuals;

         (2)  A written description of proposed marketing approaches;

         (3)  Marketing brochures and fliers;

         (4)  Advertising copy and public service announcements;

         (5)  Enrollment training guidelines;

         (6) A written description of the basis on which marketing personnel will be compensated; and

         (7)  Nominal value marketing gifts.

    B. No provider shall engage in any deceptive marketing practice that misleads, confuses, or defrauds an eligible enrollee or the Department.

    C. Marketing materials distributed to Medicaid recipients for use in selecting a primary care provider, as defined in section 2599 of the Managed Care Regulations, shall be clear and shall include at least the following:

         (1)  A statement that enrollment in the provider is voluntary;

         (2) A statement that all necessary health care, except emergency care and services excluded under managed care must be obtained through the provider;

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         (3)  A description of the benefits package and excluded services;

         (4)  The days and hours of service;

         (5)  The address of each facility or service site;

         (6) A description of the procedures to follow to receive services after hours;

         (7)  Telephone numbers to access emergency care services;

         (8) A statement that disenrollment from the provider is subject to the limitations described in Chapter 25 of the Managed Care Regulations;

         (9) A description of the provider grievance process, including methods for filing grievances and the right of a member to receive assistance from the personal representative of the-member's choice; and

         (10) A statement of the member's rights and responsibilities.

    D. Except as provided in section A, each provider shall not provide cash, gift incentives, or rebates to prospective enrollees.

    E. Each provider shall not claim or assert superior medical care or provider skills or make untruthful, misleading or deceptive statements regarding the merits of its plan.

    F. Each provider shall not compensate marketing representatives based on commissions or other incentives that are based upon the number of new AFDC or AFDC-related Medicaid recipients enrolled.

    G. Each eligible AFDC and AFDC-related Medicaid recipient in the category or categories covered under the managed care provider agreement shall be considered a potential enrollee and may not be discriminated against on the basis of health status or need for health care services.

    H. Providers shall not solicit AFDC or AFDC-related Medicaid recipients already enrolled in another D.C. Medicaid Managed Care provider, except during the period of open enrollment.

    I. Each provider agrees that neither it nor its agents will represent to an AFDC or AFDC-related Medicaid recipient that he or she is required to enroll in the provider.


ARTICLE 6

    EVIDENCE OF COVERAGE

    A. Each provider agrees to provide each enrollee with written evidence of coverage prior to the effective date of enrollment, which shall include the following.


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         (1)  Notification of the recipient's effective date of enrollment;

         (2)  A plan membership card;

         (3) Information regarding the conditions of enrollment in the plan and the scope, content, duration and limitation of coverage;

         (4) An explanation of the procedure for obtaining benefits, including, the address and telephone number of the provider's office or facility and the days that the office or facility is open and service is available;

         (5) Information as to where and how urgent and emergency medical care are available on a twenty four (24) hour, seven (7) day,a week basis, and an explanation of out-of-plan coverage;

         (6) Notification that loss of Medicaid eligibility will result in loss of plan enrollment under Medicaid sponsorship, except as otherwise provided in the Medicaid managed care provider agreement;

         (7) Notification of the enrollee's responsibility to report any third party payment source to the Department and the consequences of not doing so;

         (8) A copy of the provider's grievance,process, including methods for filing, Grievances and the right of a member to receive assistance from the personal representative of the member's choice;

         (9) Information regarding allowable reasons and procedures for disenrolling from the provider's plan; and

         (10) Notification of the plan's responsibility to arrange for a comprehensive physical examination for the enrollee(s) if the enrollee(s) desires such an examination.


ARTICLE 7

    SERVICE DELIVERY AND QUALITY ASSURANCE REQUIREMENTS GENERAL

    A. Each provider shall to provide each enrollee with high quality health care at locations that ensure reasonable availability and accessibility to enrollees.

    B. Each provider shall to provide either directly or by referral, each service in the Medicaid managed care benefits package listed in Addendum I, including patient management and referrals and approvals.

    C. Each provider shall ensure that urgent and emergency medical care is available to AFDC and AFDC-related Medicaid enrollees on a twenty-four
         (24) hour basis, seven (7) days a week, either through the provider or through other appropriate facilities.



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    D.   Each provider shall conduct an orientation program to inform AFDC and
         AFDC-related recipients of available services and facilities.

    E. Each AFDC and AFDC-related Medicaid recipient enrolled in a provider shall receive service through the same health care providers and facilities that serve non-AFDC and AFDC-related Medicaid enrollees.

    F. Each AFDC and AFDC-related Medicaid enrollee shall be fully integrated into the provider membership and shall not be treated in a manner different from non-AFDC or AFDC-related Medicaid enrollees.

    G. Each provider shall allow each enrollee, to the maximum extent feasible, the freedom to choose from among its participating primary care physician and shall notify the Department in writing of the primary care physician selected by or assigned to the AFDC or AFDC-related recipient by the end of the first month Of enrollment in the plan. Any chances in primary care physician shall be reported to the Department, in writing, on a monthly basis.

    H. Each provider shall provide health education programs for its enrollees in languages understood by the population being served. The education programs shall include, at a minimum, the following:

         (1) Information on the importance and availability of preventive care;

         (2) Information on the importance and availability of childhood immunizations;

         (3) Information on the importance of, right to, and procedure for scheduling the Early Periodic Screening, Diagnosis and Treatment (EPSDT) screens for children covered by Medicaid;

         (4) Information on birth control and on the importance and availability of prenatal and well baby care;

         (5)  Information on proper nutrition for pregnant women and children;
              and

         (6) Information on preventive and treatment measures for drug abuse and alcoholism.

    I. Each provider shall have a system of follow-up of patient care for enrollees with chronic and acute illnesses, including an appointment follow-up system for persons who do not appear for appointments.

    J. Waiting times for appointments for AFDC and AFDC-related Medicaid enrollees shall not exceed the waiting times for non-AFDC or AFDC-related Medicaid enrollees of the provider.

    K. Each provider shall maintain a current, unified medical record on each enrollee.





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    L.   Each provider shall establish and maintain a quality assurance program to review the quality, appropriateness and timeliness of the services performed. The quality assurance program shall be approved by the Department in accordance with the requirements of section M.

    M.   The provider's quality assurance program shall:

         (1) Be consistent with federal Medicaid utilization review and control regulations;

         (2) Provide for review, by appropriate health care professionals, of the process followed in providing health services;

         (3) Provide for systematic data collection on performance, utilization and treatment outcomes;

         (4)  Provide for interpretation of this data to the practitioners; and

         (5)  Provide for making needed changes.

    N. The provider shall obtain accreditation through an external review by an independent quality accreditation organization such as the Joint Commission on Accreditation of Healthcare Organizations (JCAHO) or the National Committee for Quality Assurance (NCQA). This process must begin within 12 months of entry into the D.C. Medicaid Managed Care Program and provisional accreditation must be received by the end of the third year of participation in the program.


ARTICLE 8

    PAYMENT FOR SERVICES

    A. The Department shall not make any payment for Medicaid services to a provider unless the provider has executed a Medicaid managed care provider agreement.

    B. Except as provided in Article 24, each provider's Medicaid managed care provider agreement with the Department shall be for a twelve (12) month period.

    C. Under this agreement, the provider and the Department are entering into an other risk contract whereby the provider agrees to provide certain services on a risk basis and other services on a non-risk basis, as detailed in Addendum 1. Reimbursement to the provider shall not exceed the upper limits defined in 42 CFR 447.361 for those services provided on a risk basis. Reimbursement to the provider shall not exceed the upper limit defined in 42 CFR 447.362 for those services provided on a non-risk basis.

    D. The Department shall pay the provider a monthly fixed, per capita fee for the covered services it provides to AFDC and AFDC-related Medicaid enrollees. The monthly fixed, per capita fee will be allocated between the risk and non-risk portions of this agreement. The portion of the monthly fixed, per capita fee allocated to the non-risk portion


                                                             September 13, 1994
         of the contract will represent an interim payment which is subject to the settlement provisions of Section I.

    E. The Department shall calculate a separate monthly fixed, per capita fee for adults and for children.

    F. No provider shall be paid a monthly fixed, per capita fee in excess of ninety-two and one-half percent (92.5%) of historical Medicaid program costs for the eligible Medicaid population inflated forward from the base year.

    G. Within 90 days of the end of the contract period, the provider shall submit to the Department an accounting of its actual expenditures for services rendered to enrolled recipients on a non-risk basis, as detailed in Addendum I, during the period. The data shall include actual encounter and expenditure data in sufficient detail that the Department can use the data to compute the amount the District would have paid for the same services had they been received from a provider receiving fee-for-service reimbursement from the program.

         The data may be presented in aggregate form, but the submission must include supporting documentation in sufficient detail to allow the Department to desegregate the data to sustain the aggregate data on audit (patient, provider, dates of service, service provided or procedure performed, etc.) The supporting documentation must identify the patients and providers by Medicaid managed care identification numbers, and documentation regarding medical services or procedures must identify the service or procedure using the Medicaid billing terminology in use at the time the service is provided (e.g., DRG, ICD-9, CPT4).

    H. At the end of the contract period, the Department shall calculate the difference between the medical and administrative costs incurred by the provider in rendering required non-risk services to enrolled recipients, and the total capitated payments related to the non-risk portion of the contract made to the provider for enrolled managed care recipients during the contract period. The calculation shall be completed within 60 days of the date the Department receives the required information from the provider.

    I. The Department shall issue a final settlement payment that shall not exceed the federal upper limit for the difference between the capitated payments for the nonrisk portion of the contract made to-the provider for recipients enrolled during the contract period and the calculated cost of providing those non-risk services had they been provided by fee-for-service providers enrolled in the Medicaid program. The payment shall be made within 30 days of the completion the calculation.

    J. Emergency services provided to members of a provider by a health care provider that does not have a written agreement with the provider to provide services shall be reimbursed by the Department in accordance with the rate or methodology described in the State Plan of Medical Assistance. Reimbursement by the Department is limited to emergency room services. If the patient is admitted to a non-contract hospital, the provider is responsible for reimbursement.

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

    K. Services not covered under the provider's Medicaid managed care provider agreement but covered by the Medicaid program shall be reimbursed by the Department on a fee-for-service basis in accordance with the rate or methodology described in the State Plan of Medical Assistance.

    L.   A provider that subcontracts with a Federally Qualified Health Center
         (FQHC) shall permit FQHCs to elect to be paid at one hundred percent (100%) of reasonable costs for the services described in section 1905(a)(2)(C) of the Social Security Act in accordance with the requirements of section 1903(m)(2)(A) of the Social Security Act.

    M. If the Medicaid program institutes a chance in Medicaid services that leads to an increase or decrease of three (3) percent or more in the total cost of care within the term of the Medicaid Managed Care provider agreement, notice will be provided to the provider and the capitated rate shall be recalculated within thirty (30) days of the date of notice. In accordance with Section N below, the effective date of the change in Medicaid Services will be the effective date of.the rate change.

    N. No capitation rate increase or decrease shall be effective until thirty (30) days after the notice of the rate change has been published in the "D.C. Register".

    O. The Department shall, at the written request of the provider, make available to the organization, data utilized to compute the capitation rates and reports that attest to the actuarial soundness of the method.

    P. No provider shall impose co-payment requirements, or other fees on AFDC and AFDC-Related Medicaid enrollees.

    Q. The Department shall pay a capitated payment to the provider each month for each Medicaid recipient enrolled as of the fifteenth (15) day of the previous month. The Department shall send each provider a roster of AFDC and AFDC-related Medicaid enrollees in the form of a remittance advice on or before the first day of the month which shall serve as the basis for determining payment for that month. Except as provided in Section R, reimbursement shall be rendered only for persons listed on the remittance advice as eligible members of the plan.

    R. The Department shall pay a capitated payment to the provider for a newborn when the mother is enrolled with provider at the time of the birth. Payment by the Department shall not occur until the newborn has been assigned a D.C. Medicaid number. At the time of payment, the Department shall make retroactive payments to the provider from the month of the newborn's birth.

    S. If an enrollee loses Medicaid eligibility, voluntarily elects to change providers, or is involuntarily disenrolled by the provider in accordance with the requirements of the program, the Department shall cease payments to the provider for that recipient effective the last day of the month in which eligibility is terminated or the disenrollment becomes effective.

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

    T. If a D.C. Medicaid Managed Care recipient receives a service covered by the D.C. Medicaid Managed Care program from a provider other than her/his primary care provider of record, the Department shall not reimburse the provider rendering the service unless the service was authorized by the primary care provider of record and is eligible for reimbursement by the Department in accordance with the requirements of the program.

    U. The Department reserves the right to withhold the capitated payment for recipients in the D.C. Medicaid Managed Care Program for which accurate addresses or current locations cannot be determined by either the Department or the provider.


ARTICLE 9

    GRIEVANCE SYSTEM - PROVIDER

    A.   Each provider shall have a grievance system in accordance with 42 CFR
         434.32 with reasonable procedures for the prompt resolution of complaints initiated by enrollees.

    B. Each provider shall submit its proposed grievance system to the Department for written approval prior to implementation.

    C. The grievance system shall include a Grievance Committee for reviewing enrollee complaints with one or more AFDC and AFDC-related Medicaid enrollees on the Committee.

    D. An enrollee may pursue a grievance with the assistance of a personal representative of his or her choice.

    E. A written record of each Grievance review shall be prepared and shall be maintained by the provider and made available to the Department upon written request.

    F. The provider agrees to submit to the Department an annual report of grievances within ninety (90) days of the close of the contract period. The Annual Report shall include the following:

         (1)  The total number of grievances initiated by enrollees;

         (2)  A summary description of the types of grievances initiated; and

         (3)  A summary description of any action taken to resolve grievances.


    GRIEVANCE SYSTEM - THE DEPARTMENT

    A. Each AFDC and AFDC-related recipient that is aggrieved by an individual decision of the Department affecting the recipient's right to select a provider or receive a covered service through the District's Medicaid Managed Care program shall be entitled to a hearing before the Department's Office of Fair Hearings as provided in D.C. Code Sections 3-210.1 to 3-210.18 and 42 CFR Part 431, Subpart E.


                                                             September 13, 1994

ARTICLE 10

    CONFIDENTIALITY OF INFORMATION - GENERAL

    A. The provider agrees to protect all information, records, and data collected and maintained by the provider or its subcontractors that relate to enrollees from unauthorized disclosure.

    B. Except as otherwise provided by federal law or regulation, the use or disclosure of information concerning enrollees shall be restricted to purposes directly related to the administration of the Medicaid program in accordance with 42 CFR 431.302.

    C. The information to be safeguarded shall include all information listed in 42 CFR 431.305.

    D. The requirements of sections A, B and C above shall survive the termination or expiration of the agreement.


ARTICLE 11

    THIRD PARTY LIABILITY RECOVERY

    A. The provider agrees to comply with the Health Care Assistance Reimbursement Act of 1984, effective June 14, 1984 (D.C. Law 5-86:
         D.C. Code Section 3-501 et seq.)


ARTICLE 12

    ADVANCE DIRECTIVES

    A. Providers must maintain written policies and procedures concerning advance directives with respect to all adult individuals receiving medical care by or through the organization and is required to:

         1.   Provide written information to such individuals concerning:

              a. An individual's right under District law (whether statutory or recognized by the courts of the State) to make decisions concerning such medical care, including the right to accept or refuse medical or surgical treatment and the right to formulate, at the individual's option, advance directives; and

              b. The written policies of the organization respecting the implementation of such rights, including a clear and precise statement of limitation if the organization cannot implement an advance directive as a matter of conscience;

    2.   Provide this information at the time of enrollment;

    3. Document in the individual's medical record whether or not the individual has executed an advance directive;


                                                             September 13, 1994

    4. Not condition the provision of care or otherwise discriminate against an individual based on whether or not the individual has executed an advance directive.


ARTICLE 13

    CLIA CERTIFICATION

    A. Each provider shall to utilize the services only of laboratories certified under the provisions of the Clinical Laboratory Improvement Amendments of 1988 (CLIA) for tests performed on a managed care enrollee. The cost of services provided by a laboratory that is not CLIA certified shall be deducted from the annual final settlement payment.


ARTICLE 14

    SUBCONTRACTS

    A. Each provider shall not enter into any contract or subcontract that terminate the legal obligation of the provider to ensure that all activities carried out by the contractor or subcontractor conform to the provisions of the provider's Medicaid managed care provider agreement. Subject to these conditions, any service or function required to be provided by the provider may be subcontracted to a qualified organization or person.

    B. Each subcontract entered into by the provider for services covered by the organization's Medicaid managed care provider agreement shall be submitted to the Department for approval prior to the execution of the subcontract.

    C. The Department shall notify the provider, in writing, of its approval or disapproval of the proposed subcontract within fifteen (15) business days of receipt of the proposed subcontract and supporting documentation required by the Department. The Department shall specify the reasons for any disapproval, which shall be based only on District or federal law or regulations.

    D. Failure to notify the provider of the approval or disapproval of the proposed subcontract within the fifteen (15) day time limit referenced in section C. above shall be construed as approval of the proposed subcontract.

    E. If a provider executes a subcontract for services covered by the organization's Medicaid managed care provider agreement without the prior written approval of the Department, the Department may terminate the provider's Medicaid Managed Care provider agreement in accordance with the procedures in Article 22.

    F. The Department may require the provider to furnish additional information relating, to the ownership of the subcontractor, the subcontractor's ability to carry out the proposed obligations under


                                                             September 13, 1994
         the subcontract, and the procedures to be followed by the provider to monitor the execution of the subcontract.

    G. Subject to the provisions of Sections A and B above, a provider may enter into a subcontract with a health care provider who is not enrolled in the Medicaid program but who otherwise meets all other federal and District requirements for participation in the Medicaid program.

    H. The provider shall not to enter into a subcontract for Medicaid services with a health care provider who has been convicted of any crime or who has been the subject of any sanction described in section 1128 of the Social Security Act. The Department shall not reimburse a provider for any services provided to a Medicaid recipient by a subcontractor who has been convicted of a crime or the subject of a sanction described in section 1128 of the Social Security Act.

    I. Except as provided in Article 1, the provider agrees not to enter into a subcontract with a hospital located outside the District to provide inpatient hospital services to District AFDC and AFDC-related Medicaid recipients.

    J. Each subcontract shall be in writing and shall contain, at a minimum, the following

         (1) Information identifying each party, including the name, address and type of organization;

         (2) The legal basis for operating as a health care provider in the District, including licenses, accreditation, certificates of operation, and registration;

         (3) A description of services to be provided or other activities to be performed by the subcontractor in a form that permits the Department to definitively determine the nature and scope of the Medicaid obligations that have been subcontracted;

         (4) An agreement that financial and programmatic information, records, and data collected and maintained by the subcontractor that relate to the AFDC and AFDC-related Medicaid recipients and/or services provided to them shall be made available to the prepaid, capitated provider and the Department for inspection.

         (5) An agreement that the subcontractor shall look solely to the prepaid, capitated provider for compensation for services provided to enrollees in the District's AFDC and AFDC-related Medicaid Managed Care Program;

         (6) A description of the payment methodology to be utilized to reimburse the subcontractor;

         (7)  Assurances of appropriate professional liability coverage;

         (8) Assurances that the subcontractor shall comply with all applicable provisions of District and federal law and regulations pertaining to Title XIX of the Social Security Act and all

                                                             September 13, 1994

              District and federal laws and regulations applicable to the service or activity covered by the subcontract;

         (9) An agreement that the subcontractor shall submit encounter data to the prepaid, capitated provider; and

         (10) If the subcontract is subject to assignment, an agreement that no assignment shall take effect without prior written approval from the Department.

    K. The provider shall notify the Department, in writing, of the termination of any subcontract and any arrangements made to ensure continuation of the services covered by the terminated subcontract not less than thirty (30) days prior to the effective date of the termination.

    L. If the Department determines that the termination or expiration of a subcontract materially affects the ability of the provider to carry out its responsibility under its Medicaid managed care provider agreement, the Department may terminate this Medicaid Managed Care provider agreement.


ARTICLE 15

    AUDIT AND REPORTING REQUIREMENTS

    A. Each provider shall file a financial statement annually with the Department, which shall be certified by at least two (2) principal officers. The financial statement shall be filed with the Department not more than ninety (90) days after the close of the organization's fiscal year.

    B. The provider shall have the financial statement described in section A audited by an independent certified public accountant.

    C. The audited financial statement shall clearly indicate total expenses and revenues and specify the expenses and revenues attributable to AFDC and AFDC-related Medicaid enrollees.

    D. Upon the Department's written request, the provider shall assist the federal government or its agents, or the Department in the inspection and audit of any financial records of the provider or its subcontractors. Records of the provider and its subcontractors shall be available for inspection and audit by the Department.

    E. Annual audit reports and records shall be retained by the provider for at least five (5) year period.

    F. If any litigation, claim, negotiation, audit, or other action involving the records described in this section is initiated before the expiration of the five (5) year period, the records shall be retained until completion of the action and final resolution of all issues that arise from the litigation, claim, negotiation, audit, or



                                                             September 13, 1994
         other action, including any appeal and the expiration of any right of appeal, or until the end of the five (5) year period, whichever is later.

    G. Each month provider shall submit reports of program utilization, costs, and other information necessary to assess the performance of the provider. The Department has developed the content and format of
         these reports as detailed in Addendum III.   The Department reserves
         the right to amend the reporting requirements as necessary to meet chances in federal reporting requirements.

    H. Each quarter, each provider shall submit a summary of program utilization in the format prescribed by the Department. This quarterly summary shall include the following information with respect to Medicaid eligible adults and children:

         (1)  The number of member months in the quarter;

         (2)  The number of new enrollees;

         (3)  The number of persons disenrolled;

    I. The provider shall prepare semiannual summaries of financial performance under its Medicaid Managed Care provider agreement that describes the total clinical expenditures incurred and assigned contribution to overhead.

    J. The quarterly utilization summary and semiannual financial summary shall be submitted to the Department not later than ninety (90) days after the close of the quarter or the six (6) month semi-annual review period.


ARTICLE 16

    ACCESS TO INFORMATION

    A. Each provider and its subcontractors shall maintain all records required by the Medicaid Managed Care provider agreement, at cost, for five (5) years or until all audits are completed, whichever is longer. The records shall include all physical records originated or prepared in connection with the performance of the Medicaid Managed Care provider agreement, including but not limited to, books, reports, working papers, documents, financial records, medical records and charts, and the other documentation pertaining to costs, payments received and made, and services provided to covered enrollees.

    B. Each provider shall permit authorized personnel of the Department, the United States Department of Health and Human Services, the Controller General of the United States and any of their duly authorized representatives full access to the records for audit purposes.

    C. The Department may examine the records of any provider and its subcontractors which were prepared in the course of carrying out the prepaid health plan's obligation under its Medicaid Managed Care provider agreement. The Department may conduct on-site inspections

                                                             September 13, 1994
         and periodic medical audits of such records of as often as it is necessary to protect the interests of the Department and AFDC and AFDC-related Medicaid recipients in the District.


ARTICLE 17

    USE OF INFORMATION AND DATA

    A. The Department shall have a license, free of charge, to use any data or information system, including software developed exclusively for the D.C. Medicaid Managed Care program, documentation and manuals, developed solely by the provider pursuant to the implementation of the provider's Medicaid Managed Care provider agreement.

    B. Data, information, and reports collected or prepared by the provider in the course of carrying out its obligations under the Medicaid Managed Care provider agreement shall not be used by the provider for any purpose not directly related to meeting the terms of the Medicaid Managed Care provider agreement without the prior written permission of the Department.

    C. The Department may reproduce, publish and otherwise use and authorize others to use, for District, state or federal government purposes, any material developed by the provider in the course of the performance of the Medicaid Managed Care provider agreement, subject to the terms of
         Article 10, Section C.


ARTICLE 18

    ASSIGNMENT OF RIGHTS

    A. No provider shall assign or transfer any right gained by qualifying as a contractor with the Department.


ARTICLE 19

    MEDICAID PROGRAM AND RECIPIENTS HELD HARMLESS

    A. Each provider shall hold harmless the District government, the Department and AFDC or AFDC-related Medicaid recipients against any loss, damage, expense and liability of any kind that arises from any action of the organization or its subcontractors in the performance of the Medicaid Managed Care provider agreement.

    B. Each subcontract shall contain a provision that requires the subcontractor to look solely to the provider for payment for services rendered.







                                                             September 13, 1994

ARTICLE 20

    NON-DISCRIMINATION

    A. Each provider shall comply with all applicable laws, regulations, and orders that prohibit discrimination on the basis of race, age, sex, marital status, personal appearance, sexual orientation, family responsibilities, physical disability, education, political affiliation, source of income, and place of residence or business.


ARTICLE 21

    SANCTIONS FOR NON-COMPLIANCE

    A. If the Department determines that a provider has failed to comply with the provisions of this agreement or other applicable federal or District law or regulations, the Department may, in accordance with 29 DCMR Chapter 13:

         (a) Suspend further enrollment of Medicaid recipients by the provider;

         (b)  Withhold part of the organization's Medicaid payments;

         (c)  Use all or part of the deposit as detailed in Article 3; and

         (d) Terminate the Medicaid managed care provider agreement within thirty (30) days from the date of notice of termination to the provider.

    B. Before taking any action described above, the Department shall provide written notice which shall include at least the following:

         (a)  A citation to the law or regulation that has been violated;

         (b) The sanction to be applied and the date the sanction will be imposed;

         (c) The basis for the Department's determination the sanction should be imposed; and

         (d) The time frame and procedure for the provider to appeal the Department's determination.

    C. A provider's appeal of action pursuant to Article 22 shall not stay the effective date of the proposed action.

    D. The Department shall provide reasonable written notice of a proposed sanction to AFDC and AFDC-related Medicaid recipients enrolled in the organization's managed care plan and others who may be affected by the proposed sanction. Notice to AFDC and AFDC-related Medicaid recipients shall be by first-class mail, postage prepaid, at the address reflected in the Department's records.



                                                             September 13, 1994

ARTICLE 22

    ENROLLMENT AND DISENROLLMENT

    Each provider shall accept and enroll each eligible AFDC and AFDC-related Medicaid recipient who applies for or is assigned to the plan, subject to the requirements of Article 23, Section E.

    A. The following categories of AFDC and AFDC-related Medicaid recipients are not eligible to participate in the District's Medicaid Managed Care Program:

         (1) Residents in a nursing facility or intermediate care facility for the mentally retarded;

         (2) Recipients eligible for Medicaid for a period that is less than three (3) months;

         (3)  Recipients eligible for a period that is retroactive;

         (4)  Foster children who reside outside the District; and

         (5)  Restricted recipients.

    B. Except as provided in Section C below, enrollment by a Medicaid recipient in a provider shall be voluntary.

    C. There shall be an open enrollment period during which the prepaid, capitated provider will accept individuals who are eligible to be covered under the contract

         (1)  In the order in which they apply;

         (2) Without restriction, unless authorized by the Regional Administration; and

         (3)  Up to the limits set under the contract.

    D. An AFDC or AFDC-related Medicaid recipient who does not voluntarily select a primary care provider within ten (10) days of being certified or recertified as eligible for Medicaid shall be assigned to a health maintenance organization or a primary care provider that is an employee or entity of the District government using an automated random assignment process.

    E. The provider shall not enroll or be assigned a number of Medicaid recipients that exceeds a number equal to two thousand (2000) times the number of primary care physicians available to serve AFDC and AFDC-related Medicaid recipients.

    F. The provider may limit total Medicaid enrollment by including in its application for a Medicaid Managed Care agreement the total maximum number of AFDC and AFDC-related Medicaid enrollees that the organization will accept. Acceptance of the enrollment ceiling by the Department shall not obligate the Department to assign or otherwise


                                                             September 13, 1994
         ensure that the primary care provider shall receive that number of enrollees.

    G. The provider may chance its enrollment ceiling by notifying the Department of the new enrollment ceiling in writing, thirty (30) days prior to the effective date of the change.

    H. The provider shall request Department approval for enrollment of each eligible AFDC and AFDC-related Medicaid applicant in writing.

    I. If the Department approves an enrollment by the fifteenth (15th) day of the month, the AFDC and AFDC-related Medicaid recipient's enrollment shall be effective on the first day of the following month.

    J. If the Department approves an enrollment after the fifteenth (15th) day of the month, the AFDC and AFDC-related Medicaid recipient's enrollment shall be effective on the first day of the second month after the month in which the Department approves the enrollment.

    K. The provider must inform recipients who are potential enrollees, at least 30 days before the start of each new period of enrollment and no less than twice per year, of their disenrollment rights.

    L. Except as provided in Section M and N, an AFDC or AFDC-related Medicaid enrollee may voluntarily disenroll from a provider at any time without cause.

    M. To disenroll during the open season period, an AFDC or AFDC-related Medicaid enrollee shall notify the Commission on Health Care Finance in accordance with the requirements of the program.

    N. A voluntary disenrollment shall be effective on the first full day of the following month if the disenrollment request form is dated on before the 15th of the month, but in no case shall the disenrollment be effective later than the first day of the second month after the month in which the AFDC or AFDC-related Medicaid recipient requests disenrollment.

    0. During the months two (2) through six (6) of membership, AFDC and AFDC-related Medicaid recipients enrolled with a fee-for-service primary care provider or in the plan of a provider that meets the requirements 42 CFR 434.27(d)(1), may disenroll if their request to disenroll is upheld in the grievance process or if an enrollee requests in writing to the State Agency and the organization disenrollment for good cause, the request cites the reason(s) why the enrollee wishes to disenroll (i.e. poor quality care, lack of access to necessary specialty services covered under the State plan), and the agency determines that good cause for disenrollment exists.

    P. The provider may disenroll a member who demonstrates a pattern of disruptive or abusive behavior or of missing scheduled appointments without notice, or whose utilization of services is fraudulent or deceptive.




                                                             September 13, 1994

    Q. A primary, care provider shall submit a written request to the Department for written approval of each proposed involuntary disenrollment.

    R. Except as provided in Sections Q and T, an involuntary disenrollment shall be effective not later than the first day of the second month following the approval of the involuntary disenrollment by the Department.

    S. A primary care provider shall disenroll an AFDC or AFDC-related Medicaid recipient if the recipient is admitted to a nursing facility, intermediate care facility for the mentally retarded, mental institution or other long term care facility and is expected to remain
         in the facility for more than thirty (30) days.   The disenrollment
         shall be effective not later than the first day of the first full month following the date of admission.

    T. Except as provided in Section Q, no AFDC or AFDC-related Medicaid enrollee shall be disenrolled solely because of an adverse change in health status.

    U. Each AFDC or AFDC-related Medicaid recipient enrolled in a provider whose enrollment is subsequently terminated due to loss of Medicaid eligibility shall have the opportunity to convert to a non-group enrollment contract consistent with conversion privileges offered members of other groups carolled in the provider.

    V. The Department shall disenroll an AFDC or AFDC-related Medicaid recipient when the recipient becomes ineligible for Medicaid. The disenrollment shall be effective not later than the first day of the first full month following the effective date of the termination of Medicaid eligibility.


ARTICLE 23

    TERMS OF THE AGREEMENT

    A. The term of the agreement shall be from the first day of the District's fiscal year through the end of the fiscal year (October 1 through September 30 of the following calendar car). Agreements entered into during the fiscal year shall be in effect from fifteen
         (15) days after the date of the signing of the agreement through the end of the fiscal year. The agreement may be renewed for successive one year periods by written agreement between the Department and the prepaid, capitated provider.

    B. The term of the agreement may be extended for a period not to exceed three (3) months if the Department and the prepaid, capitated provider are unable to complete negotiations on a succeeding agreement prior to the expiration date of this agreement. The effective date of the succeeding agreement shall be October 1.





                                                             September 13, 1994

ARTICLE 24

    TERMINATION OF THE AGREEMENT

    A. The Department or the provider may terminate this agreement for cause or convenience by giving 60 days written notice of intent to terminate the agreement to the other party. Termination of this agreement shall not discharge the responsibilities of either party with respect to services or items furnished prior to termination, including retention of records and verification of overpayment or underpayment.

    B. The provider shall be responsible for providing written notice to recipients 30 days prior to the effective date of the termination in the form prescribed by the Department and shall be responsible for notifying the Department of those recipients who are undergoing treatment of an acute condition.

    C. Upon termination, the provider shall submit to the Department all outstanding invoices for allowable services rendered prior to the date of termination in the form prescribed by the Department. The invoices shall be submitted by no later than 30 days following the effective date of termination.

    D. The provider shall also submit to the Department all financial, performance and other reports required as a condition of this agreement within 60 days of the effective date of termination.

    E. The Department reserves the right to terminate this agreement upon receipt of:

         1. Notification from the United States Department of Health and Human Services of the withdrawal of federal financial participation in all or part for the cost of covered services; or

         2. Notification by the District of the unavailability of District funds for the continuation of the agreement;

         3. Notification by the appropriate District agencies, or other appropriate licensing or certifying bodies that the licenses and/or certificates under which the provider operates has been revoked, or that it/they have expired and will not be renewed; or

         4. Notification that the owners, officers, managers or other persons with substantial contractual relationships have been convicted of certain crimes or received certain sanctions as specified in
              Section 1128 of the Social Security Act.

    F. The Department reserves the right to terminate this agreement in the event of a default by the provider. In the event of such a default the Department shall have the right to recover any capitation payments issued to a managed care organization for periods after the effective dates of the termination.





                                                             September 13, 1994

    G.   The following shall constitute default by a provider:

         1. Inability of the provider to provide the services described in this agreement.

         2.   Insolvency of the provider.

         3. Failure of the provider to adhere to the provisions of this agreement.

    H. The Department may, at its sole discretion, offer to renegotiate any provision of this agreement if such 7.2 negotiation would remove any of the causes of termination specified in the proceeding paragraph.


SIGNATORIES TO AGREEMENT


Provider Name    DC Chartered Health Plan Inc.

Address          820 First St., N.W., Suite LL100

                 Washington, D.C.  20002


/s/ Robert P. Bowles, Jr.
- ------------------------------------------------
Authorized Signature

President and Chairman                            Sept. 15, 1994
- ------------------------------------------------  -----------------------------
Title                                             Date


TITLE XIX AGENCY:    Department of Human Services
                     Commission on Health Care Finance
                     District of Columbia


/s/ A. Rue Brown
- ------------------------------------------------
Authorized Signature

Commissioner, Commission on Health Care Finance   Sept. 15, 1994
- ------------------------------------------------  -----------------------------
Title                                             Date







                                                             September 13, 1994